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                                                                   Exhibit 8.1


                                                            November 9, 2001



Wells Fargo Student Loans Receivables I, LLC
Wells Fargo Student Loans Receivables II, LLC
Wells Fargo Student Loans Receivables III, LLC
Wells Fargo Student Loans Receivables IV, LLC
Sixth and Marquette
Minneapolis, MN 55479



         Re:  Registration Statement on Form S-3
              ----------------------------------

Ladies and Gentlemen:

     We have acted as special tax counsel for Wells Fargo Student Loans Receivables I, LLC, Wells Fargo Student Loans Receivables II, LLC, Wells Fargo Student Loans Receivables III, LLC and Wells Fargo Student Loans Receivables IV, LLC, each a Delaware limited liability company (each, a "Company" and, collectivley, the "Companies"), in connection with the preparation of its registration statement on Form S-3 (the "Registration Statement") relating to the issuance from time to time in one or more series (each, a "Series") of student loan asset-backed notes (the "Notes") that are registered on such Registration Statement. The Registration Statement has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). As set forth in the Registration Statement, each Series of Notes will be issued under and pursuant to the conditions of a separate trust agreement and indenture (each an "Agreement") among one of the Companies and a trustee (the "Trustee"), each to be identified in the prospectus supplement for such Series of Notes.

     We have examined the prospectus and the forms of prospectus supplement contained in the Registration Statement (the "Prospectus" and "Prospectus Supplements", respectively) and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

     We have advised the Registrant with respect to certain federal income tax consequences of the proposed issuance of the Notes. This advice is summarized under the heading "Federal Income Tax Consequences" in the Prospectus and "Summary of Terms--Tax Status" and "Certain Federal Income Tax Consequences" in the Prospectus Supplements, all a part of the Registration Statement. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinions expressly set forth under each of the above quoted headings in the Prospectus and the Prospectus Supplements as representing our opinions as to the material federal income tax consequences of the purchase, ownership and disposition of the Notes. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm as special federal tax counsel to the Companies under each of the above quoted headings in the Prospectus and the Prospectus Supplements forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.


                                           Very truly yours,

                                           Sidley Austin Brown & Wood LLP